Exhibit 10.2

Pricing information in Exhibit B to this agreement has been redacted based on the registrant’s determination the information is not material and would likely cause competitive harm.

Rental Agreement for LGC Genomics Oktopure Extraction Machine

Agreement made on this 2nd day of September, 2020, between Co-Diagnostics, Inc., a Utah corporation (herein after called “CoDx”) with offices at 2401 S. Foothill Dr., Suite D, Salt Lake City, Utah 84109 and Arches Research, Inc., a Utah corporation (“Arches”), with a lab located at 1960 S. 4250 W. Salt Lake City, Utah 84104.

WHEREAS, CoDx sells testing reagents for use with hardware to provide real-time polymerase chain reaction testing (“PCR”) for COVID-19 and various diseases and Arches conducts testing services including PCR based tests; and,

WHEREAS, from time to time businesses, governmental agencies, schools and other entities contact CoDx regarding testing services and CoDx desires to engage Arches pursuant to the COVID-19 Laboratory Services Agreement of even date herewith (“Services Agreement”) to provide testing services for customers which desire such services; and,

WHEREAS, Arches desires to increase its capacity to test for COVID using CoDx Logix Smart COVID-19 tests, but needs to have a high throughput extraction machine and CoDx has agreed to provide such a machine to facilitate the purchase of more of its tests on the following terms and conditions.

Terms and Conditions

1.        Appointment & Acceptance – CoDx agrees to purchase and place a LGC Genomics manufactured high throughput extraction machine (“Oktopure”) at the Arches lab. Arches agrees to use the Oktopure to increase the number of COVID tests it can perform. The details of Oktopure is described more completely in Exhibit A.

2.        Term of Agreement – The term of this agreement is 12 months. Following the end of the Term, the agreement may be extended for a specific period of time subject to the written mutual agreement and understanding of both parties or until terminated by either party in writing upon 30 days prior notice.

3.       Minimum Exclusive Purchase – Arches agrees that it will only use reagents supplied by CoDx in performing PCR tests for its customers in testing for COVID. Arches agrees to purchase a minimum of 10,000 tests per calendar month from CoDx. In addition, Arches will purchase all of the consumables required for operation of the Oktopure from CoDx and listed on Exhibit B. The purchase of reagents and extraction consumables will be at mutually agreed purchase prices as shown in Exhibit B. Tests acquired to perform services under the Services Agreement will count towards the 10,000 tests per month required under this Agreement.

4.       Oktopure. (a) Due Care of Oktopure. Arches warrants and represents that the Oktopure shall be used only in the manner intended and Arches will exercise reasonable care to prevent loss or damage to the Oktopure and not permit the Oktopure or any part thereof to be used by anyone other than employees of Arches or its affiliates; (b) Ownership. The Oktopure is, and shall at all times remain, the sole and exclusive property of CoDx, and Arches shall have no right, title or interest therein except as expressly set forth in these terms and conditions; (c) Assignment or Transfer prohibited. Arches agrees that the Oktopure is not for resale. Resale or attempted resale of the Oktopure shall result in the immediate termination of this Agreement; and (d) Return of Oktopure. Arches agrees to return the Oktopure listed in Exhibit A at its cost within 10 days of the expiration or termination of this agreement in good working order, reasonable wear and tear accepted. If the Oktopure is lost or damaged, Arches shall be liable for the cost of repair or if lost for the full depreciated cost of the Oktopure.

5.       Price – Test Reagents and extraction consumables will be supplied throughout the duration of this Agreement as mentioned in Exhibit B. The prices are subject to change by mutual agreement of the parties based on market fluctuations but shall not increase earlier than six months from the date hereof.

6.        Ordering, Delivery, Credit Policy and Terms of Payment – Orders are to be placed by Arches via Purchase Order to CoDx 30 days in advance of the anticipated delivery date. Payment terms will be Net 30 days from date of invoice. In the event the invoice is paid in full in 15 days a cash discount of 2% of the invoice price will allowed. 18% per annum interest rate shall be automatically applied to all outstanding balances not paid on or before the due date from the due date to the date paid in full.

7.       Reagent Usage – Arches agrees to share results of reagent usage with CoDx; provided that this obligation is limited by the limits and restrictions imposed under applicable privacy and health information laws. CoDx shall not be held accountable for Reagents contaminated after receipt by Arches, and the Reagent Usage clause shall not be affected by any such contamination. Arches will be responsible to maintain the inventory after receiving the test reagent as recommended by CoDx.

8.       CoDx Oktopure Warranty – CoDx will be responsible for the repair or replacement of malfunctioning Oktopure without charge during the term as long as Arches Oktopure has not damaged the Oktopure through improper use or care. CoDx makes no other warranties, express or implied, or of merchantability or fitness for use, for the Oktopure. CoDx will not be responsible for any consequential or incidental damages resulting from the use, or improper functioning of the Oktopure. Such damages, for which CoDx will not be responsible include, but are not limited to, loss of revenue or profit, down time costs, loss of use of the Oktopure, contamination of Oktopure resulting from improper or insufficient decontamination measures, cost of any substitute Oktopure or services or claims of Arches’s customers for such damages.

9.       Trademarks, Trade Names, and Trade Dress – All sales and rentals are made with the understanding that the CoDx trademarks, Trade Names, Trade Dress, and original packaging will not be misused.

10.       Governing Law – The Agreement is governed by the laws of the State of Utah without regard to any applicable conflicts or choice of law provisions. The exclusive venue for any judicial action or proceeding arising out of this Agreement shall be the state or federal courts located in Salt Lake City, Utah. The parties hereby consent to the jurisdiction of said courts and waive any objection that venue in such courts is inconvenient. The prevailing party in any judicial action or proceeding arising out of this Agreement shall be entitled to recover from the non-prevailing party, in addition to any other rights and remedies hereunder, at law or in equity, its reasonable costs, fees, and expenses, including reasonable attorneys fees and court costs.

11.       Termination of Agreement – CoDx reserves the right to terminate this agreement if any one of the conditions stated in this agreement is not met by Arches including, but not limited to, the minimum monthly purchase requirement or failure to make timely payments on reagents or extraction consumables ordered by Arches.

12.       Notice – Any notice required to be given hereunder shall be given in writing, by personal delivery, or by certified or registered mail, return receipt requested, sent to the party at its address set forth on the signature page hereto, or such other address as may be specified by notice given in accordance herewith. Notice shall be deemed given upon receipt by the party to which it is sent or refusal to accept delivery.

13.       Entire Agreement - This document is the entire agreement between the parties with respect to the subject matter hereof.

Innovating Revolutionary Molecular Diagnostics

2401 S Foothill Dr. Ste D Salt Lake City, UT 84109 USA (801) 438-1036 www.codiagnostics.com

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto through their duly authorized officers on the date(s) set forth below.

Arches Research, Inc.		Co-Diagnostics, Inc.

Name:	Richard Hague	Name:	Reed Benson

Title:	COO	Title:	CFO

Signature:	/s/ Richard Hague	Signature:	/s/ Reed Benson

Date:	September 2, 2020	Date:	September 2, 2020

Innovating Revolutionary Molecular Diagnostics

2401 S Foothill Dr. Ste D Salt Lake City, UT 84109 USA (801) 438-1036 www.codiagnostics.com

Exhibit A

Details of Oktopure:

Serial Numbers: 09-00191

Instruction for use will provided.

CoDx will be responsible for the Installation and Qualification of the machine and providing necessary documentation support.

Installation report will be signed by both the parties upon successful installation and qualification.

Required training will be provided by CoDx to the operating personnel and also will be responsible for trouble-shooting in the case of any time during the contract period.

Innovating Revolutionary Molecular Diagnostics

2401 S Foothill Dr. Ste D Salt Lake City, UT 84109 USA (801) 438-1036 www.codiagnostics.com

Exhibit B

Test Reagents	Price
A Logix Smart COVID-19 test	$[ ] per reaction *
B sbeadex RNA extraction (LGC)	$[ ] per reaction
C
D
E

Sales taxes will be charged on sales of all reagents and extraction consumables.

Prices subject to change upon 30 days prior written notice.

*Volume purchase at one time will receive price break for Logix Smart COVID-19 Test.

250 Reaction Size Kit:

40-99 kits (10,000-24,750 reaction) = $[  ]

100-199 kits (25,000-49,750 reactions) = $[  ]

200- 399 kits (50,000-99,750 reactions) = $[  ]

400 or more kits (100,000 or more reactions) = $[  ]

5000 Reaction Size Kit:

2-4 kits (10,000-20,000 reactions) = $[  ]

5-9 kits (25,000-45,000 reactions) = $[  ]

10-19 kits (50,000-95,000 reactions) =$[  ]

20-49 kits (100,000-245,000 reactions) = $[  ]

50 or more kits (250,000 or more reactions) = $[  ]

Innovating Revolutionary Molecular Diagnostics

2401 S Foothill Dr. Ste D Salt Lake City, UT 84109 USA (801) 438-1036 www.codiagnostics.com